Via Facsimile and U.S. Mail
Mail Stop 6010


October 11, 2005


Dr. Ramesh C. Pandey
Chief Executive Officer,
Chairman of the Board,
Secretary and Treasurer
Xechem, Inc.
100 Jersey Avenue
Building B, Suite 310
New Brunswick, NJ 08901

Re:	Xechem, Inc.
	Form 10-KSB for Fiscal Year Ended December 31, 2004
	Filed on April 15, 2005

	File No. 000-23788

Dear Dr. Pandey:

We have completed our review of your Form 10-KSB and have no further comments at this time.



								Sincerely,


								Joel Parker
								Accounting Branch Chief

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Dr. Pandey
Xechem, Inc.
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